Exhibit 5




                               January 14, 1994



Elizabethtown Water Company
600 South Avenue
Westfield, New Jersey  07091-0788


Ladies and Gentlemen:

          In connection with the proposed issuance by Elizabethtown Water Company (the "Company") of up to $27,000,000 aggregate par value of one or more new series of its Cumulative Preferred Stock, $100 par value and/or its Cumulative Preferred Stock--$25 Par, $25 par value (collectively, the "Preferred Stock"), I have examined, as Vice President, Secretary and General Counsel of the Company, the Registration Statement on Form S-3, including the related prospectus, being filed under the Securities Act of 1933 (the "Securities Act") with respect to the proposed offering of the Preferred Stock (the "Registration Statement") and such other documents as I have deemed necessary or appropriate in order to express the opinion set forth below.

          I am of the opinion that when (i) the Board of Regulatory Commissioners of the State of New Jersey (the "BRC") shall have issued appropriate orders with respect to the issuance and sale of the Preferred Stock, (ii) the applicable provisions of the Securities Act and the securities or "blue sky" laws of various states shall have been complied with, (iii) the Board of Directors of the Company shall have fixed the designation and the distinctive terms of the Preferred Stock and shall have authorized the issuance and sale of the Preferred Stock, (iv) a certificate of amendment to the Certificate of Incorporation of the Company setting forth the designation, description and terms of the Preferred Stock executed by the proper officers of the Company shall have been filed in the office of the Secretary of State of the State of New Jersey and (vi) the Preferred Stock shall have been duly authorized, executed, authenticated and delivered in accordance with such authorizations of the Board of Directors and the BRC and against consideration therefor to be set forth in the supplement or supplements to the prospectus constituting part of the Registration Statement, the Preferred Stock will be legally issued, fully paid and nonassessable and the holders thereof will be entitled to the rights and privileges appertaining thereto as set forth in the Company's Certificate of Incorporation, as amended.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Matters" in the related prospectus.

                                   Very truly yours,



                                   Walter M. Braswell
                                   Vice President, Secretary and
                                        General Counsel